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                                                                    Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-106837 of News America Incorporated, News Corporation Finance Trust II, The News Corporation Limited, FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, Inc., News Publishing Australia Limited and British Sky Broadcasting Group plc on Form F-3/S-3 of our report dated July 30, 2002 (October 18, 2002 as to Notes 26, 28, 30 and 31) of British Sky Broadcasting Group plc appearing in the Current Report on Form 6-K of the News Corporation Limited which was filed on May 20, 2003 and to the reference to us under the heading "Experts" in this Registration Statement.

                                                /s/ Deloitte & Touche LLP

London, England
August 13, 2003